SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant: ☒

Filed by a Party other than the Registrant: ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RED HAT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

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RED HAT, INC.

1801 Varsity Drive

Raleigh, North Carolina 27606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 26, 2005

The Annual Meeting of Stockholders of Red Hat, Inc. (the “Company”) will be held at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina, on Friday, August 26, 2005, 11:00 a.m. local time, to consider and act upon each of the following matters:

1.	To elect three members to the Board of Directors each to serve for a three-year term as Class III Directors;
2.	To ratify the selection of the firm of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending February 28, 2006; and
3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on June 27, 2005, the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina, during ordinary business hours for the ten-day period prior to the Annual Meeting.

By Order of the Board of Directors

Michael R. Cunningham Secretary

Raleigh, North Carolina

June 28, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

RED HAT, INC.

1801 Varsity Drive

Raleigh, North Carolina 27606

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on August 26, 2005

GENERAL INFORMATION CONCERNING THE ANNUAL MEETING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Red Hat, Inc. (“Red Hat” or the “Company”) for use at the Annual Meeting of Stockholders to be held at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina, on Friday, August 26, 2005 at 11:00 a.m. local time and at any adjournments or postponements thereof (the “Annual Meeting”). All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the enclosed proxy card (or any signed and dated copy thereof) will be voted in accordance with the Board of Directors’ recommendations. Any proxy may be revoked by a stockholder of record at any time before its exercise by: (i) delivering written revocation or a later dated proxy to the President or Secretary of the Company; or (ii) attending the Annual Meeting and voting in person.

Only stockholders of record as of the close of business on June 27, 2005, the record date fixed by the Board of Directors, will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof. As of June 27, 2005, there were an aggregate of 176,758,237 shares of common stock, par value $.0001 per share (“Common Stock”), of the Company outstanding and entitled to vote. Each share is entitled to one vote.

The Board of Directors knows of no matter to be presented at the Annual Meeting other than those matters specified in the Notice of Annual Meeting of Stockholders. If any other matter, upon which a vote may properly be taken, should be presented at the Annual Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxy card.

The Company’s Annual Report containing its audited financial statements for the fiscal year ended February 28, 2005 is being mailed together with this Proxy Statement to all stockholders entitled to vote. This Proxy Statement and the accompanying proxy card will be first mailed to stockholders on or about July 13, 2005.

Voting Procedures

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions, are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting.

Election of Directors.    Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The three nominees receiving the highest number of affirmative votes of the shares (present or represented) and voting on the election of directors at the Annual Meeting will be elected as Class III Directors for a three-year term. Shares represented by proxies received by the Board of Directors and not marked to withhold authority to vote for a nominee will be voted for the election of the nominee. If a stockholder properly withholds authority to vote for the nominee or abstains from voting, such stockholder’s shares will not be counted toward the nominee’s achievement of a plurality. Broker non-votes, if any, will have no effect on the achievement of a plurality.

Other Matters.    The affirmative vote of the majority of shares present, in person or represented by proxy, and voting is required for approval of all other matters being submitted to the stockholders at the Annual Meeting. Abstentions are not considered to have been voted for a matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. Broker non-votes, if any, will have no effect on the achievement of a majority. If any matter to be voted upon that is not discussed in this Proxy Statement is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxy card.

Expenses of Solicitation of Proxies

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the Proxy Statement and the proxy card. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. Certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 30, 2005 (unless otherwise indicated), certain information regarding beneficial ownership of the Company’s Common Stock (i) by each person who is known to beneficially own more than 5% of the outstanding Common Stock (“5% Stockholder”), (ii) by each director of the Company, (iii) by each Named Officer (as defined under “Executive Compensation”), and (iv) by all directors and executive officers of the Company as a group.

The number of shares of Common Stock beneficially owned by each 5% Stockholder, director or Named Officer is determined under rules of the Securities and Exchange Commission (“SEC”). Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares of Common Stock which the individual had the right to acquire on or before June 29, 2005 through the exercise of options, and any reference in the footnotes to this table to shares subject to options refers only to options that are so exercisable. As of April 30, 2005, the Company had approximately 176,661,707 shares of Common Stock outstanding. For purposes of computing the percentage and amount of outstanding shares of Common Stock held by each person or entity, any shares which that person or entity had the right to acquire on or before June 29, 2005 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address (1)	Title(s)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock Outstanding
FMR Corporation (3) 82 Devonshire Street Boston, MA 02109	5% Stockholder	27,233,807	15.42%

T. Rowe Price (4) 100 East Pratt Street Baltimore, MD 21202	5% Stockholder	27,171,636	15.38%

Sands Capital Management (5) 1100 Wilson Blvd Suite 3050 Arlington, VA 22209	5% Stockholder	11,498,490	6.51%

Robert F. Young (6)	Class III Director and 5% Stockholder	9,099,671	5.15%

Matthew J. Szulik (7)	Chairman of the Board, President, Chief Executive Officer and Class II Director	6,768,992	3.73%

William S. Kaiser (8)	Class III Director and Lead Director	874,163	*

Paul J. Cormier (9)	Executive Vice President, Engineering	405,000	*

Alex Pinchev (10)	Executive Vice President, Worldwide Sales	218,750	*

Mark H. Webbink (11)	Deputy General Counsel and Assistant Secretary	132,596	*

Joanne Rohde (12)	Executive Vice President, Worldwide Operations	106,250	*

Eugene J. McDonald (13)	Class II Director	80,000	*

Marye Anne Fox (14)	Class I Director	69,441	*

Michael Cunningham (15)	General Counsel and Secretary	52,596	*

Charles E. Peters, Jr. (16)	Executive Vice President and Chief Financial Officer	36,750	*

W. Steve Albrecht (17)	Class I Director	30,433	*

Gen. H. Hugh Shelton, U.S. Army Retired (18)	Class II Director	26,666	*

Edward R. Kozel	Class III Director	0	*

All Named Officers and directors as a group (14 persons) (19)		17,901,308	9.76%

*	Less than one percent of the outstanding Common Stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606.
(2)	The persons named in the table have sole voting and investment power (or shares such power with his or her spouse) with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to community property laws, if applicable. The inclusion herein of any shares of Common Stock does not constitute an admission of direct or indirect beneficial ownership of those shares.
(3)	Based on a Schedule 13G/A filed with the SEC on February 14, 2005.
(4)	Based on Schedule 13G/A filed with the SEC on February 14, 2005.
(5)	Based on Schedule 13G filed with the SEC on February 8, 2005.
(6)	Includes 3,007,683 shares held of record by Nancy Young, Mr. Young’s wife, 218,898 shares held of record by the Young Family Trust dated April 28, 1999 and 2,243,880 shares held of record by trusts for the benefit of Mr. Young’s children. Mr. Young disclaims beneficial ownership of the shares held in trust.
(7)	Includes 72,000 shares held of record by trusts for the benefit of Mr. Szulik’s children. Mr. Szulik disclaims beneficial ownership of these shares. Also includes 16,473 shares held of record by the Matthew J. Szulik Grantor Retained Annuity Trust dated May 26, 1999. Also includes 4,944,908 shares of Common Stock issuable upon exercise of stock options and 1,500,000 options issuable upon exercise of options under restricted stock agreements.
(8)	Includes 70,112 shares held of record by Greylock X GP Limited Partnership and Greylock X-A Limited Partnership (the “Greylock Partnerships”). Mr. Kaiser, a general partner of the Greylock Partnerships, disclaims beneficial ownership of these shares except as to his proportionate partnership interest in these partnerships. Also includes 103,333 shares of Common Stock issuable upon exercise of stock options.
(9)	Includes 405,000 shares of Common Stock issuable upon exercise of stock options.
(10)	Includes 218,750 shares of Common Stock issuable upon exercise of stock options.
(11)	Includes 132,072 shares of Common Stock issuable upon exercise of stock options.
(12)	Includes 106,250 shares of Common Stock issuable upon exercise of stock options.
(13)	Includes 80,000 shares of Common Stock issuable upon exercise of stock options.
(14)	Includes 67,291 shares of Common Stock issuable upon exercise of stock options.
(15)	Includes 31,250 shares of Common Stock issuable upon exercise of stock options and 20,000 shares of restricted stock vesting over the next four years.
(16)	Consists of 36,750 shares of restricted stock vesting over the next four years.
(17)	Consists of 30,433 shares of Common Stock issuable upon exercise of stock options.
(18)	Consists of 26,666 shares of Common Stock issuable upon exercise of stock options.
(19)	Includes 6,145,953 shares of Common Stock issuable upon exercise of stock options and 56,750 shares of restricted stock vesting over the next four years.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Members of the Board of Directors

The following is a list of the directors of the Company, their ages as of August 1, 2005 and certain information about their background and family relationships.

W. Steve Albrecht, 57, has served as a director since April 2003. Dr. Albrecht joined the staff of Brigham Young University (“BYU”) in 1977. Currently, he serves as the Associate Dean of the Marriott School of Management and Arthur Andersen Professor at BYU. Prior to becoming Associate Dean, Dr. Albrecht served as the director of the School of Accountancy and Information Systems at Brigham Young University for eight years. Dr. Albrecht is a certified public accountant, a certified internal auditor and a certified fraud examiner. Dr. Albrecht is also on the board of directors of Cypress Semiconductor Corp. (NYSE:CY), SkyWest, Inc. (NASDAQ: SKYW), ICON Health and Fitness, Inc., a home fitness equipment manufacturer, and Bonneville International Corporation, an owner of radio and television stations.

Marye Anne Fox, 58, has served as a director since January 2002. Since August 2004, Dr. Fox has served as the Chancellor of the University of California, San Diego. From August 1998 until August 2004, Dr. Fox served as Chancellor of North Carolina State University. Dr. Fox is an elected member of the National Academy of Sciences and currently serves on the President’s Council of Advisors on Science and Technology and as a board member of the Microelectronics Center of North Carolina. Dr. Fox serves on the board of directors of PPD, Inc. (NASDAQ:PPDI), a biotechnology development services company, W.R. Grace & Co. (NYSE:GRA) and Boston Scientific Corporation (NYSE:BSX).

William S. Kaiser, 49, has served as a director since September 1998. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since May 1986 and has been one of the general partners of the Greylock Limited Partnerships since January 1988.

Edward R. Kozel, 50, has served as a director since October 2004. He has been the managing member of Open Range Ventures, a venture capital firm, since December 1999, and is a consultant for Integrated Finance Ltd. Between January 2004 and December 2004, Mr. Kozel was a managing director of Integrated Finance Ltd. Between October 2000 and March 2001, Mr. Kozel was the Chief Technology Officer, Service Provider Line of Business of Cisco Systems, Inc. Mr. Kozel also serves as a director of Reuters Group PLC, Yahoo! Inc. (NASDAQ:YHOO) and Symbol Technologies, Inc. (NYSE:SBL).

Eugene J. McDonald, 73, has served as a director since August 2000. Since September 2000, Mr. McDonald has served as Executive Vice President and Investment Counsel to Duke University, and since July of 2001 he has served as Principal and Chief Investment Officer of Quellos Private Capital Markets, LLC. He served as Founding President of Duke Management Company, the asset management division of the University from 1990-2000.

General H. Hugh Shelton, 63, U.S. Army (Retired) has served as a director since April 2003. From January 2002 until April 2005, General Shelton served as the President, International Operations, for M.I.C. Industries, an international manufacturing company. General Shelton served as the 14th Chairman of the Joint Chiefs of Staff from October 1997 until September 2001. General Shelton also serves on the board of directors of Anheuser Busch Companies, Inc. (NYSE: BUD) and Anteon International Corp. (NYSE: ANT).

Matthew J. Szulik, 48, was elected Chairman of the Board of Directors in April 2002, and he has served as Chief Executive Officer since November 1999, as President since November 1998 and as a director since April 1999. Mr. Szulik also served as Chief Operating Officer from November 1998 to April 1999. From September 1997 to October 1998, Mr. Szulik served as President of Relativity Technologies, a computer software company. Prior to joining Relativity Technologies, Mr. Szulik served as an executive with Sapiens International and MapInfo Corp. Mr. Alex Pinchev, the Company’s Executive Vice-President, Worldwide Sales, is Mr. Szulik’s first-cousin by marriage.

Robert F. Young, 50, co-founded Red Hat and has served as a director since its inception. Mr. Young has also served as the Chief Executive Officer of Lulu, Inc. since March 2002. Mr. Young served as Chairman of the Board of Directors of Red Hat from March 1993 to April 2002. From March 1993 to November 1999, he served as the Company’s Chief Executive Officer.

Corporate Governance

The Company’s Board of Directors believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of stockholders. During the past year, the Company’s Board of Directors has continued to review its governance practices in light of the Sarbanes-Oxley Act of 2002, new SEC rules and regulations and the listing standards of the NASDAQ Stock Market. This section describes key Corporate Governance Guidelines and practices that the Company has adopted. Complete copies of the Corporate Governance Guidelines, committee charters and code of business conduct and ethics described below are available on the Company’s website at www.redhat.com. Alternatively, you can request a copy of any of these documents by writing to Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606, Attention: Corporate Secretary.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include that:

•	the principal responsibility of the directors is to oversee the management of the Company;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors are to meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under NASDAQ rules that apply to the Company, a director of the Company will only qualify as an “independent director” if, in the opinion of the Company’s Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Company’s Board of Directors has determined that none of W. Steve Albrecht, Marye Anne Fox, William S. Kaiser, Edward R. Kozel, Eugene J. McDonald or General H. Hugh Shelton has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Board Meetings and Attendance

The Board of Directors met 12 times during the fiscal year ended February 28, 2005, either in person or by teleconference. During the fiscal year ended February 28, 2005, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

The Corporate Governance Guidelines adopted by the Board of Directors provides that directors are expected to attend the annual meeting of stockholders. Each member of the Board of Directors of the Company that was serving on the date of the 2004 annual meeting of stockholders attended the 2004 annual meeting of stockholders except Dr. Fox.

Board Committees

The Board of Directors has established three standing committees—Audit, Compensation, and Nominating and Corporate Governance—each of which operates under a charter that has been approved by the Board. Current copies of each committee’s charter are posted on the Corporate Governance section of the Company’s website, www.redhat.com.

Independence of Committee Members and Audit Committee Financial Expert

The Board of Directors has determined that all of the members of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are independent as defined under the rules of the NASDAQ Stock Market that apply to the Company. In addition, all of the members of the Audit Committee are independent as defined by Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board of Directors has determined that W. Steve Albrecht is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of the Company’s independent auditor;

•	overseeing the work of the Company’s independent auditor, including through the receipt and consideration of certain reports from the independent auditor;

•	reviewing and discussing with management and the Company’s independent auditor the Company’s annual and quarterly financial statements and related disclosures;

•	monitoring the Company’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing the Company’s risk management policies;

•	establishing policies regarding hiring partners, shareholders, principals or employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with the Company’s internal auditing staff, independent accountants and management; and

•	preparing the audit committee report required by SEC rules (which is included below in this Proxy Statement under the caption “Audit Committee Report”).

The members of the Audit Committee are Dr. Albrecht (chairperson), Dr. Fox, Mr. Kaiser and Mr. McDonald. The Audit Committee met eleven times during the fiscal year ended February 28, 2005.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of the Company’s other executive officers;

•	overseeing an evaluation of the Company’s senior executives;

•	overseeing and administering the Company’s cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

The members of the Compensation Committee are Dr. Albrecht, Mr. Kozel, Mr. McDonald and General Shelton (chairperson). Mr. Kozel joined the committee in December 2004. The Compensation Committee met seven times during the fiscal year ended February 28, 2005.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The members of the Nominating and Corporate Governance Committee are Dr. Fox, Mr. Kaiser (chairperson), Mr. Kozel and General Shelton. Mr. Kozel joined the committee in December 2004. The Nominating and Corporate Governance Committee met three times during the fiscal year ended February 28, 2005.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of the Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. In addition, any director who reaches the age of 75 while serving as a director will retire from the Board at the end of his or her term. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s Common Stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following the substantially the same process, and applying substantially the same criteria, it follows for candidates submitted by others.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairman of the Nominating and Governance Committee, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board, Lead Director or the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors c/o Corporate Secretary, Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics that applies to the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company has posted a current copy of the code on its website, which is located at www.redhat.com. In addition, the Company intends to post on its website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation of Directors

In April 2004 the Board of Directors revised the compensation program for independent directors, which became effective on September 22, 2004 (the “2004 Directors Compensation Plan”). Under the 2004 Directors Compensation Plan, independent directors receive both cash and equity compensation. In addition to compensation under the 2004 Directors Compensation Plan, directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and meetings of any committees of the Board of Directors on which they serve. Moreover, if, for the purpose of attending a meeting of the Board of Directors or a committee thereof, there is no direct flight within six hours of the scheduled commencement or adjournment of the meeting and travel of more than 200 miles is required, then subject to prior approval of the Chairman of the Board and the Lead Director, the Company shall either, at its option, procure for or reimburse the documented reasonable costs of direct round trip air transportation for non-executive directors for the purpose of attending such meeting. Under the 2004 Directors Compensation Plan, independent directors receive cash fees, paid in equal quarterly amounts, as follows:

•	each independent director will receive an annual cash fee of $30,000 for board service;

•	the director designated as the Lead Director by the independent directors will receive an additional annual cash fee of $20,000;

•	each independent director serving on a standing committee will receive an additional annual cash retainer of $10,000 (Audit Committee) or $5,000 (Compensation or Nominating Committee) for each standing committee on which they serve; and

•	each chair of a standing committee (other than the Lead Director if he/she also serves as a committee chair) will receive an additional annual cash fee of $20,000 (Audit Committee) or $10,000 (Compensation or Nominating Committee) for each standing committee on which they serve as chair.

In addition, directors may choose to defer all or a portion of their cash compensation into fully vested deferred stock units, which represent the right to receive shares of the Company’s Common Stock, at the earlier of (1) termination of the director’s board service or (2) a future date, at least one year following the date of issuance of the deferred stock unit, as designated by the director on or before the issuance of the deferred stock unit. The number of deferred stock units shall be calculated based on the fair market value of the Company’s Common Stock on the date of grant.

Independent directors are also eligible to receive equity compensation under Red Hat’s 2004 Long-Term Incentive Plan (the “2004 Plan”) and any successor plans. All awards to independent directors under the 2004

Plan will have a maximum term of five years. Under the 2004 Directors Compensation Plan, independent directors receive equity compensation under the Company’s then-effective equity compensation plan as follows:

•	Upon initial election to the Board, options to purchase 40,000 shares of the Company’s Common Stock at the fair market value on the date of grant and vesting over a three-year period; and

•	On the earlier of (i) August 13 each year or (ii) the date of each subsequent annual stockholder’s meeting, for those independent directors who have completed at least 8 months of service, options to purchase 10,000 shares of the Company’s Common Stock at the fair market value on the date of grant and fully vested at the time of grant.

In addition, directors may choose to receive any portion of their equity compensation in the form of deferred stock units. The deferred stock units vest on the same terms as the underlying grant, and they may be converted into shares of the Company’s Common Stock (at the ratio of 35 deferred stock units for every 100 shares of Common Stock underlying options granted) at the earlier of (1) termination of the director’s board service or (2) a future date, at least one year following the date of issuance of the deferred stock unit but not before vesting, as designated by the director on or before the issuance of the deferred stock unit.

Prior to September 22, 2004, under the prior directors’ compensation plan (the “Prior Plan”) cash compensation of independent directors was as follows: The Chairman of the Audit Committee and the director designated as the Lead Director by the independent directors each were paid $10,000 per year in equal quarterly installments. Under the Prior Plan, independent directors also received stock options under the 1999 Stock Option and Incentive Plan. Under the Prior Plan, (a) those independent directors re-elected at the 2004 Annual Meeting received options to purchase 20,000 shares of the Company’s Common Stock at the fair market value on the date of grant and vesting over a three-year period; (b) those independent directors who were the audit committee chair and the Lead Director as of the date of the 2004 Annual Meeting received options to purchase 15,000 shares of the Company’s Common Stock at the fair market value on the date of grant, which options were vested immediately and (c) other independent directors who completed at least one year of service as of the 2004 Annual Meeting received options to purchase 10,000 shares of the Company’s Common Stock at the fair market value on the date of grant, which options vested immediately. All stock option awards under the 1999 Stock Option and Incentive Plan have maximum terms of ten years. The following table sets forth the options granted to non-employee directors during the fiscal year ended February 28, 2005.

Option Grants To Non-Employee Directors In Last Fiscal Year

Name	Type	No. of Shares
Mary Anne Fox	Annual(1)	10,000
W. Steve Albrecht	Annual(1)	15,000
William Kaiser	Annual(1)	15,000
Eugene McDonald	Re-Election(1)	20,000
H. Hugh Shelton	Re-Election(1)	20,000
Edward R. Kozel	New Election(2)	40,000

(1)	Granted pursuant to Prior Plan
(2)	Granted pursuant to 2004 Directors Compensation Plan

Audit Committee Report

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended February 28, 2005 and has discussed these financial statements with the Company’s management and the Company’s independent accountants.

The Audit Committee has also discussed with the Company’s independent accountants the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

The Company’s independent accountants also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with the independent accountants their independence from the Company.

Based on its discussions with management and the independent accountants, and its review of the representations and information provided by management and the independent accountants, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended February 28, 2005.

Respectfully submitted,

THE AUDIT COMMITTEE

W. Steve Albrecht

Marye Anne Fox

William S. Kaiser

Eugene J. McDonald

COMPENSATION AND OTHER INFORMATION

CONCERNING EXECUTIVE OFFICERS

Executive Officers

The following is a list of the executive officers of the Company (other than the Chairman of the Board and Chief Executive Officer), their ages as of August 1, 2005 and certain information about their background.

Alex Pinchev, 55, has served as Executive Vice President, Worldwide Sales since April 2003. From June 2002 until December 2002, Mr. Pinchev served as Executive Vice President of MRO Software, Inc., a Massachusetts company (NASDAQ;MRIO). Prior to that, Mr. Pinchev was the Chairman, Chief Executive Officer and President of MainControl, Inc., a technology infrastructure management software provider, from July 1996 until MainControl, Inc. was acquired by MRO Software, Inc.

Joanne Rohde, 46, has served as Executive Vice President, Worldwide Operations since March 2004. From March 1999 until March 2004, Mrs. Rohde was a managing director of UBS Investment Bank, a division of UBS AG, where she served as Global Head, Investment Banking Information Technology and Chief Procurement Officer from 2002 until 2004.

Paul J. Cormier, 48, has served as Executive Vice President, Engineering since May 2001. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier first served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products, and then as Senior Director of Software Product Development, Internet Security Products, for AltaVista Internet Software, a web portal and internet services company.

Michael R. Cunningham, 44, joined the Company as its General Counsel in June 2004. From October 2002 to February 2003 (following the acquisition by IBM of the management consulting business of PricewaterhouseCoopers LLP), Mr. Cunningham served as an Associate General Counsel at IBM, with legal responsibilities for the Business Consulting Services division in the regions of Europe, the Middle East and Africa (“EMEA”). From November 1994 until October 2002, Mr. Cunningham served in a number of legal capacities for PricewaterhouseCoopers LLP (and Price Waterhouse LLP, a predecessor entity of PricewaterhouseCoopers LLP), including most recently as a Partner and Associate General Counsel, with various legal responsibilities for management consulting services both in EMEA and globally.

Charles E. Peters, Jr., 53, joined the Company as Executive Vice President and Chief Financial Officer in August 2004. Prior to joining the Company, Mr. Peters served as Senior Vice President and Chief Financial Officer of Burlington Industries, Inc., a manufacturer of fabrics and textiles for apparel and interior furnishings, from November 1995 until November 2003 and as a consultant to Burlington Industries, Inc. employed by BTI Distribution Trust from November 2003 until joining the Company. Burlington Industries, Inc. filed for bankruptcy on November 15, 2001.

Executive Compensation

The following table sets forth the annual and long-term compensation for each of the past three fiscal years of the Company’s (i) Chief Executive Officer, (ii) each of the Company’s four most highly compensated executive officers who were serving as of February 28, 2005 and whose annual compensation exceeded $100,000, (iii) one additional officer who was no longer serving as an executive officer as of February 28, 2005, but for whom disclosure would have been provided if such person was serving as an executive officer on February 28, 2005 and (iv) the Company’s Executive Vice President and Chief Financial Officer (collectively, the “Named Officers”).

Summary Compensation Table

	Annual Compensation (1)					Other Annual Compensation ($)		Long-Term Compensation	All Other Compensation ($)
Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($) (2)				Securities Underlying Options (#)
Matthew J. Szulik, President and Chief Executive Officer	2005 2004 2003		377,083 350,000 350,000	220,000 174,675 —		— — —		500,000 1,000,000 1,000,000	5,595 1,704 —	(3) (4)

Alex Pinchev, Executive Vice President, Worldwide Sales	2005 2004 2003	(6)	277,083 219,872 —	123,750 104,984 —	(5)	— — —		100,000 700,000 —	2,806 3,585 —	(4) (4)

Joanne Rohde, Executive Vice President, Worldwide Operations	2005 2004 2003	(6) (6)	262,740 — —	115,500 — —		5,070 — —	(7)	700,000 — —	45,945 — —	(8)

Paul J. Cormier, Executive Vice President, Engineering	2005 2004 2003		275,000 275,000 275,000	96,250 59,172 —		— — —		175,000 100,000 100,000	— — —
Michael R. Cunningham, General Counsel and Secretary	2005 2004 2003	(6) (6)	151,981 — —	43,313 — —		— — —		125,000 — —	28,402 — —	(9)
Mark H. Webbink, Deputy General Counsel and Assistant Secretary	2005 2004 2003		185,000 185,000 185,000	18,636 33,582 —		— — —		30,000 50,000 50,000	2,428 2,189 —	(4) (4)
Charles E. Peters, Jr., Executive Vice President and Chief Financial Officer	2005 2004 2003	(6) (6)	139,615 — —	55,000 — —		66,737 — —	(10)	350,000 — —	$93,642 — —	(11)

(1)	Excludes perquisites and other personal benefits, the aggregate annual amount of which for each Named Officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.
(2)	Bonuses are reported in the year earned, even if actually paid in a subsequent year.
(3)	Consists of life insurance premium paid by the Company for the benefit of Mr. Szulik in the amount of $3,720 and $1,875 Company 401(k) matching contribution.
(4)	Company 401(k) matching contribution.
(5)	$53,469 of the total was a sales bonus.
(6)	Not employed during the fiscal year.

(7)	Company-paid temporary housing prior to relocation.
(8)	Relocation compensation.
(9)	Consists of Company 401(k) matching contribution of $1,313 and relocation compensation of $27,089; Mr. Cunningham is required to repay the Company $20,000 of the relocation compensation on a prorated basis should he resign within two years of the commencement of his employment.
(10)	Consists of $12,180 paid by the Company for temporary housing prior to relocation, $8,784 for taxes related to the housing and a $45,773 tax payment related to relocation compensation specified in footnote (11).
(11)	Consists of $93,166 of relocation compensation and Company 401(k) matching contribution of $476.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted during the fiscal year ended February 28, 2005 to the Named Officers.

Option Grants In Last Fiscal Year

Name	Individual Grants (1)						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (3)		Exercise of Base Price ($/Sh)		Expiration Date	5% ($)		10% ($)
Matthew J. Szulik	500,000	8.78%			$13.16	12/28/09		$1,820,000		$4,015,000
Alex Pinchev	100,000	1.76%			$13.16	12/28/09		$364,000		$803,000
Joanne Rohde	100,000 100,000 100,000 100,000 100,000 100,000 100,000	1.76 1.76 1.76 1.76 1.76 1.76 1.76	% % % % % % %	$ $ $ $ $ $ $	18.34 24.58 24.97 20.71 16.28 12.45 12.88	3/22/14 4/22/14 5/21/14 6/21/14 7/22/14 8/22/14 9/22/14	$ $ $ $ $ $ $	1,153,000 1,546,000 1,570,000 1,302,000 1,024,000 783,000 810,000	$ $ $ $ $ $ $	2,293,000 3,917,000 3,980,000 3,301,000 2,595,000 1,984,000 2,053,000
Paul J. Cormier	175,000	3.07%			$13.16	12/28/09		$637,000		$1,405,250
Michael R. Cunningham	125,000	2.2%			$22.06	6/15/14		$1,733,750		$4,395,000
Mark H. Webbink	30,000	0.53%			$13.16	12/28/09		$109,200		$240,900
Charles E. Peters, Jr.	350,000	6.15%			$12.26	8/31/14		$2,698,500		$6,839,000

(1)	All stock options were granted under the Company’s 1999 Stock Option and Incentive Plan (the “1999 Plan”) or the 2004 Plan at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.
(2)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Company’s Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company’s Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.
(3)	Represents all options granted to the individual during the fiscal year ended February 28, 2005 as a percentage of all options granted to employees during the fiscal year ended February 28, 2005.

Option Exercises and Fiscal Year-End Values

The following table sets forth information with respect to options to purchase the Company’s Common Stock granted to the Named Officers as of February 28, 2005, including (i) the number of shares of Common Stock purchased upon exercise of options; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding; and (iv) the value of such unexercised options, subject to the assumptions described in Note 1 below.

Aggregated Option Exercises In Last Fiscal

Year And Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at February 28, 2005 (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at February 28, 2005 ($) (1) Exercisable/ Unexercisable
Matthew J. Szulik	—	—	5,861,573/1,583,335	$46,320,140/$7,441,258

Alex Pinchev	87,500	$1,605,625	175,000/537,500	$349,125/$1,047,375

Joanne Rohde	—	—	0/700,000	$0/$0

Paul J. Cormier	40,000	$720,120	365,937/314,063	$1,970,675/$710,675

Michael R. Cunningham	—	—	0/125,000	$0/$0

Mark H. Webbink	133,115	$1,809,176	111,760/108,125	$473,328/$475,875

Charles E. Peters, Jr.	—	—	0/350,000	$0/$0

(1)	Amounts disclosed in this column do not reflect amounts actually received by the Named Officers. The Named Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the Company’s Common Stock at the time of such sale. Value is based on the difference between the option exercise price and the fair market value at February 28, 2005, the fiscal year end ($11.47 per share as quoted on the NASDAQ National Market for February 28, 2005), multiplied by the number of shares underlying the option.

Equity Compensation Plan Information

The following table sets forth, as of February 28, 2005 for the Company’s equity compensation plans, the number of shares of Common Stock authorized to be issued, the weighted average exercise price of such shares and the number of shares remaining available for future issuance, aggregated as follows: (i) all existing compensation plans previously approved by the stockholders of the Company and (ii) all existing compensation plans not previously approved by the stockholders and (iii) total of (i) and (ii).

	(a)		(b)	(c)
Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	23,100,645	(1)	$11.05	6,898,538	(2)

Equity compensation plans not approved by security holders (3)	—		—	—

Total	23,100,645	(1)	$11.05	6,898,538	(2)

(1)	Consists of 3,612,700 shares of the Company’s Common Stock issuable upon exercise of options outstanding under the 2004 Long Plan, 17,034,255 shares of the Company’s Common Stock issuable upon exercise of options outstanding under the 1999 Plan and 2,453,690 shares of the Company’s Common Stock issuable upon exercise of options outstanding under the Company’s 1998 Stock Option Plan, as amended.
(2)	Consists of 6,182,258 shares of the Company’s Common Stock remaining available for future issuance under the 2004 Plan (excluding shares reflected in column (a)) and 716,280 shares of the Company’s Common Stock remaining available for issuance under the 1999 Employee Stock Purchase Plan, as amended.
(3)	This table excludes an aggregate of 242,286 shares of the Company’s Common Stock with a weighted-average exercise price of $12.4305 that are issuable upon exercise of options issued under compensation plans of the following entities: Akopia, Inc., BlueCurve, Inc., C2Net Software, Inc., Cygnus Solutions, Inc., Planning Technologies, Inc., Sistina Software, Inc. and Wirespeed Communications Corporation (collectively, the “Acquired Companies”). The Company assumed these options in connection with the acquisition of the Acquired Companies. No additional shares of the Company’s Common Stock remain available for future issuance under the Acquired Companies’ compensation plans.

Executive Employment Arrangements

Employment Agreements

Effective July 24, 2002, the Company entered into an Employment Agreement with Matthew J. Szulik, the Company’s Chief Executive Officer and President, which will remain in effect until terminated in accordance with the agreement. Mr. Szulik’s arrangement includes an annual salary of $350,000, subject to increase, an annual incentive cash bonus equal to the greater of $200,000 or fifty percent of his salary as well as annual stock option awards of at least 500,000 shares at an exercise price equal to the fair market value on the date of the grant, which shall vest in equal amounts on a quarterly basis over a four year period following the date of grant. Upon a Change of Control (as defined in the agreement), all of Mr. Szulik’s stock options issued pursuant to the agreement shall vest. The agreement also requires the Company to purchase a $1,000,000 term life insurance policy on behalf of Mr. Szulik. In the event of involuntary termination without Cause (as defined in the agreement) or voluntary termination with Good Reason (as defined in the agreement), the Company will pay Mr. Szulik as severance his base salary plus average bonus for a period of two years and any unvested options granted during the term of the agreement will continue to vest during the year following Mr. Szulik’s termination. If the termination follows a Change of Control, then Mr. Szulik shall instead be entitled to receive as severance a lump sum cash payment equal to three times the sum of the base salary plus an amount equal to the average annual bonus paid in the two previous years and any unvested stock options will immediately vest. In the event that compensation paid to Mr. Szulik by the Company is subject to tax imposed by Section 4999 of the Internal Revenue Code, the Company will increase the amount paid to cover such additional taxes.

Mr. Szulik is also a party to a restricted stock purchase agreement dated June 27, 2001, under which Mr. Szulik was granted an option to purchase 1,000,000 shares of Common Stock at an exercise price of $.50 per share, which provides for the forfeiture of purchase rights and/or Red Hat’s repurchase right as to any purchased but unvested shares upon his voluntary termination of employment. Under the restricted stock purchase agreement, the share restrictions lapse ratably over a period of two years. These shares are fully vested. In addition, on December 17, 2003, Mr. Szulik was granted an option to purchase 500,000 shares of Common Stock at an exercise price of $.50 per share pursuant to a restricted stock purchase agreement containing the same terms as the earlier restricted stock agreement.

Mr. Cormier’s Offer Letter dated April 17, 2001 contains a provision providing that should his employment with the Company be terminated at any time without Cause (as defined in the Offer Letter), he will receive the greater of (a) the standard severance base compensation applicable to a person with his tenure with the Company or (b) six (6) months of his then current base pay.

Mr. Peters’ offer letter dated August 16, 2004 provides that in the event Mr. Peters’ employment is terminated by the Company for any reason other than for cause, he will be eligible for a severance package that equals one year base pay.

Ms. Rohde’s Offer Letter dated January 8, 2004 provides that in the event of a change in ownership of greater than 50% of the outstanding shares of the Company and in the event that her employment is (a) involuntarily terminated for reasons other than for cause or (b) constructively terminated as a result of such change of control (where constructive termination is defined as the individual not being offered a position of a similar level and responsibility in the combined company as the individual held in the Company), then 100% of Ms. Rhode’s remaining unvested options will immediately vest and be exercisable.

Pursuant to stock option and restricted stock award agreements issued under the 2004 Plan (a) vesting of the Named Officer’s awards will be accelerated upon a Change of Control (as defined in the agreements) if the award recipient’s Business Relationship (as defined in the agreements) is terminated by the Company other than for Good Cause (as defined by the agreements) within 12 months of the Change of Control and (b) vesting of the Named Officer’s (other than Mr. Webbink) awards will be accelerated upon a Change of Control if the award recipients Business Relationship is terminated by the award recipient for Good Reason (as defined in the agreements) within 12 months of a Change of Control. This change of control provision applies to prior equity awards made to the Named Officers to the extent that the Named Officer has entered into an agreement to such effect.

Company Policies

The Company has adopted a Severance Policy in which the Named Officers participate. Under the Severance Policy, severance payments will be offered in the event that the Company determines that a specific position is redundant, eliminated or there is a reduction in force due to business conditions or other special circumstances. Severance payments are conditioned upon the employee entering into a release of claims with the Company in the form required by the Company. Under the Severance Policy, certain Vice Presidents receive a minimum of ten weeks’ salary and a maximum of twenty weeks’ salary, based upon the number of months of service to the Company, and the executives who report directly to the CEO receive a minimum of twelve weeks’ salary and a maximum of twenty-four weeks’ salary, based upon the number of months of service to the Company.

The Board of Directors has adopted a Senior Management Change in Control Severance Policy (the “Policy”), under which severance benefits will be provided to eligible executives of the Company in the event their employment terminates under certain conditions within one year following a Change of Control (as defined in the Policy). Under the Policy, if an executive who reports to the CEO (each, a “Covered Executive”) is terminated within one year after a Change of Control by the Company other than for Good Cause, or by the Covered Executive for Good Reason, the Covered Executive would become entitled to certain benefits. The term “Good Cause” is defined as conduct involving one or more of the following: the conviction of the Covered Executive of, or plea of nolo contendere by the Covered Executive to, a felony or misdemeanor involving moral turpitude; the indictment of the Covered Executive for a felony or misdemeanor involving moral turpitude under the federal securities laws; the willful misconduct or gross negligence by the Covered Executive resulting in material harm to the Company; fraud, embezzlement, theft or dishonesty by the Covered Executive against the Company or any subsidiary, or willful violation by the Covered Executive of a policy or procedure of the Company, resulting in any case in material harm to the Company; or the Covered Executive’s material breach of any term of any agreement with the Company, including, without limitation, any violation of confidentiality and/or non-competition agreements. “Good Reason” means reduction by the Company or its successor of more than 10% in the Covered Executive’s rate of annual base salary as in effect immediately prior to such Change in Control; a reduction by the Company or its successor of more than 10% of the Covered Executive’s individual annual target or bonus opportunity, except under circumstances where the Company or its successor implement changes to the bonus structure of similarly situated executives, including but not limited to changes to the bonus structure designed to integrate the Company’s personnel with other personnel of the surviving corporation; a significant and substantial reduction by the Company or its successor of the Covered Executive’s responsibilities and authority, as compared with the Covered Executive’s responsibilities and authority in effect immediately preceding the Change in Control; or any requirement of the Company that the Covered Executive be based anywhere more than fifty (50) miles from the Covered Executive’s primary office location at the time of the Change in Control.

The severance benefits that would be provided to Covered Executives who are eligible at the time of a Change of Control include: a lump-sum severance payment equal to two times the sum of (i) the Covered Executive’s current annual base salary and (ii) an amount equal to the average of the annual bonuses earned by the Covered Executive during the two previous fiscal years. In addition, the Covered Executive’s participation would be continued in the Company’s welfare benefits plans as in effect on the date of termination until the earlier of (1) twenty-four months following termination or (2) the date the Covered Executive becomes eligible for comparable benefits from another employer. The Covered Executive would also receive a pro rata incentive bonus under the Company’s annual bonus plan. If the payments to the Covered Executives would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code or additional tax under Section 409A of the Internal Revenue Code, the Company would reimburse the Covered Executive for the amount of such excise tax (and the income and excise taxes on such reimbursement), subject to certain limitations.

Certain Relationships And Related Transactions

Mr. Szulik’s brother-in-law is employed by the Company as an events manager with an annual salary of $55,000. He is eligible to receive a bonus at target of 5% of his salary.

Compensation Committee Interlocks And Insider Participation

The compensation committee of the Board of Directors is composed entirely of independent directors, as was the case at all times during the fiscal year ended February 28, 2005. The Compensation Committee of the Board of Directors is currently composed of W. Steve Albrecht, Edward R. Kozel, Eugene J. McDonald and General H. Hugh Shelton (chairperson), none of whom is currently an officer or employee of the Company. None of Red Hat’s executive officers serves as a director or member of the Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board of Directors or Compensation Committee. None of the current members of the Compensation Committee has ever been an officer or employee of Red Hat or any of its subsidiaries. Compensation Committee members do not have any non-trivial professional, familial or financial relationship with the Chief Executive Officer or other executive officers or Red Hat, other than serving as a director of the Company.

Compensation Committee Report On Executive Compensation

Overview of Compensation Philosophy

The committee believes that the dedication and focus of the Company’s executive officers are critical and greatly impact the long-term success of Red Hat. The Company’s executive compensation programs are designed to deliver overall cash compensation, long-term incentives and benefits which are competitive with those offered by comparable companies. Specifically, the committee strives to offer total compensation and benefits at approximately the median levels offered among software and high technology industry companies with comparable revenues and market capitalization.

The committee’s goal is to attract, motivate and retain the Company’s executive team. Accordingly, the committee closely monitors the developments and trends in executive compensation, currently with the assistance of an independent compensation consultant. The committee utilizes a variety of compensation elements to achieve these goals, including base salary, annual bonus and equity awards.

During fiscal 2005, the committee undertook a comprehensive review of the Company’s programs and determined that certain elements of the program were in need of change, as described in more detail below. The committee will continue to monitor and review competitive pay practices and trends on an ongoing basis.

Data for comparative purposes (the “Competitive Market Data”) was obtained from two primary sources: (1) a peer group of 20 publicly-traded software and high technology companies of comparable size, and (2) the 2004 Radford High-Technology Survey. Specifically, the peer group companies included:

Adobe Systems Incorporated	Mercury Interactive Corporation
Akamai Technologies, Inc.	Network Appliance, Inc.
Ascential Software Corporation	McAfee, Inc.
Autodesk, Inc.	Novell, Inc.
BEA Systems, Inc.	PeopleSoft, Inc.
BMC Software, Inc.	RealNetworks, Inc.
Citrix Systems, Inc.	Siebel Systems, Inc.
Compuware Corporation	Sybase, Inc.
Hyperion Solutions Corporation	TIBCO Software Inc.
Macromedia, Inc.	VeriSign, Inc.

The Company’s performance versus the peer group is summarized in the performance graph under the caption “Stock Performance Graph” below. The committee intends to review the composition of the peer group each year to assess continued relevance for comparison purposes.

Base Salaries

During the committee’s review of the base salary levels of the Company’s executive officers, the committee carefully considered both the Competitive Market Data and the responsibilities and experiences of each executive officer. The committee determined that overall salaries for the Company’s executive officers were generally below the 25th percentile when compared to the Competitive Market Data. Historically, Red Hat has maintained salaries at modest levels, but the committee believed that increases were warranted for most of the executives in an effort to bring them more closely in line with the peer group levels.

During fiscal 2005, the committee approved salaries for the following Named Officers which were in effect at the end of fiscal 2005 as follows: Mr. Szulik—$400,000, Mr. Pinchev—$300,000, Ms. Rohde—$275,000, Mr. Cormier—$275,000, Mr. Peters—$275,000 and Mr. Cunningham—$210,000 (which was increased to $225,000 on March 1, 2005). The committee determined these levels to be between the 25th percentile and the median when compared to the Competitive Market Data.

Annual Bonuses

For fiscal 2005, the committee approved the Executive Variable Compensation (“EVC”) plan which provides annual cash bonuses for the CEO and his direct reports, including the Named Officers other than Mr. Webbink, who currently reports to Mr. Cunningham.

The EVC plan establishes certain performance metrics and target levels, along with a schedule of bonus payouts at various combinations of achievement. For fiscal 2005, two financial metrics, net revenues and operating cash flow, were selected along with target performance levels for each executive officer under the plan. Target cash EVC payments for each executive officer were specified as either a dollar amount or a percentage of base salary designed to offer, together with base salaries, median competitive total cash compensation. For fiscal 2005, the maximum opportunity for all executives was 225% of his or her target.

Despite the Company’s strong operating achievement during fiscal 2005, actual net revenue and operating cash flow results as a percentage of targets fell short at 96% and 90%, respectively. In accordance with the payout schedule, the resulting payments as a percentage of target bonuses were 55%. While the committee reserves the right to exercise discretion to increase final payment amounts, the committee did not elect to do so in light of the decline in the price of the Company’s Common Stock as reported on NASDAQ. Therefore all payments were made in accordance with the EVC plan schedule and adjusted on a pro rated basis for partial employment during fiscal 2005, as was the case for Messrs. Cunningham and Peters.

Equity Compensation

The committee believes that executives should receive the majority of their compensation in the form of equity grants in order to align executives’ interests with the interests of the Company’s stockholders. During fiscal 2005, approximately 5.3 million stock options, representing 2.9% of the Company’s outstanding Common Stock, were granted to all employees and non-employee directors. Based on the committee’s analysis of the peer group, this amount was found to be considerably below the 25th percentile of the peer group. In August 2004, the Company’s stockholders approved the 2004 Plan. All stock options granted to employees under the 2004 Plan feature 5-year maximum terms (a reduction from 10 years) and vest over a four-year period. Since the vast majority of the fiscal 2005 grants were made under the 2004 Plan, the committee believes the cost of the awards, when evaluated on a fair-value basis, is further decreased.

In determining the appropriate level of grants for each Named Officer (other than Mr. Webbink), the committee relied on competitive allocation percentages to develop grant guidelines at the median levels of the peer group. Actual grants for each executive were determined using a variety of factors, including an assessment of his or her individual performance, level of existing equity compensation and the executive’s relative importance to the creation of future shareholder value. New executives are generally eligible for substantially higher grants upon commencement of their employment.

Although the committee determined that stock options should remain the primary type of equity award to be granted to the Company’s executives, beginning in calendar year 2005, the committee began to allow each executive to elect to receive up to half of his or her designated stock option award in the form of restricted stock at a ratio of 0.35 restricted shares per stock option. The committee may make selective grants of restricted stock or other equity grant types in certain situations, including to new hires or to strengthen the Company’s ability to retain key executives.

Benefits & Employment Agreements

All full-time employees, including the Named Officers, generally receive identical health and welfare benefits. Further, the Company does not offer special perquisites, supplemental retirement plans or deferred compensation programs for any employees. While the committee may consider one or more such arrangements in the future, it has not adopted such changes at this time.

There is currently an employment agreement in effect for Mr. Szulik, which is described under the caption “Executive Employment Arrangements” above. In general, Red Hat does not enter into employment agreements with its executive officers as they serve at the will of the Board. With the exception of Mr. Szulik, Mr. Peters and Mr. Cormier, there are generally no separate severance agreements with any executive officers which provide for benefits materially above the standard provisions available to other full-time employees.

In June 2005, the Board adopted a new Change of Control Severance Policy described above under the caption “Company Policies,” which is now applicable to senior management, including the Named Officers other than Mr. Webbink. The Board believes the new policy serves the best interests of the stockholders in that it helps to neutralize the interests of management during a potential change of control situation at costs the Board considers appropriate.

CEO Compensation

Compensation during fiscal 2005 for Mr. Szulik was determined in accordance with the policies applicable to the other executive officers of Red Hat as described above, and is consistent with Mr. Szulik’s employment agreement. Mr. Szulik’s employment agreement is described in the section captioned “Executive Employment Arrangements” above.

With respect to cash compensation, the committee believes Mr. Szulik is currently paid below the median of CEOs in the peer group. Under the EVC plan, Mr. Szulik was eligible to earn a maximum annual cash bonus equal to $400,000 at target, or 100% of his effective salary. In accordance with the payout schedule under the EVC plan, he earned 55% of his target bonus, or $220,000 for fiscal 2005.

Mr. Szulik was also awarded an option to purchase 500,000 shares of Common Stock, which represents the minimum number he is entitled to receive under his employment agreement and represents an award at the median level compared to other CEOs in the peer group.

Tax Matters

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

The committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and while it is the committee’s present intention to qualify to the maximum extent possible the Company’s executives’ compensation for deductibility under applicable tax laws, the committee reserves the right to make future payments or grants which may not qualify as performance-based compensation if doing so would be in the best interest of Red Hat and its stockholders.

Respectfully submitted,

THE COMPENSATION COMMITTEE

W. Steve Albrecht

Edward R. Kozel

Eugene J. McDonald

General H. Hugh Shelton

Stock Performance Graph

The following graph shows a comparison of cumulative total return (equal to dividends plus stock appreciation) during the period from February 29, 2000 through February 28, 2005 for:

(1)	Red Hat, Inc;
(2)	Peer Group identified in the Compensation Committee Report above (other than PeopleSoft Inc., which was acquired and is not included);
(3)	NASDAQ Market Index; and
(4)	NASDAQ Computer Data and Processing Index.

The Company is required to provide a line-graph presentation comparing cumulative, five-year stockholder returns, or, if shorter, the period in which the class of securities has been registered, on an indexed basis with a broad equity market index and either a published industry index or an index of peer companies selected by Red Hat.

For further details in regards to the Company’s compensation review process, please see “Compensation Committee Report on Executive Compensation” found above.

ASSUMES $100 INVESTED ON FEBRUARY 29, 2000

WITH DIVIDEND REINVESTED

	2/29/00	2/28/01	2/28/02	2/28/03	2/29/04	2/28/05
RED HAT INC	$100.00	$10.61	$9.71	$9.71	$29.81	$18.90
PEER GROUP	$100.00	$34.24	$22.99	$14.29	$23.22	$26.07
NASDAQ MARKET INDEX (U.S. & FOREIGN)	$100.00	$45.35	$36.57	$28.40	$43.37	$43.90
NASDAQ COMPUTER DATA AND PROCESSING INDEX	$100.00	$38.87	$31.73	$23.72	$31.67	$32.84

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
C.	The Index level for all series was set to 100.0 on 02/29/00.
D.	This graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
E.	The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Frederic W. Cook & Co., Inc., New York, New York, a source management believes to be reliable, but the Company is not responsible for any errors or omissions in such information.

ITEM NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s certificate of incorporation, the Board of Directors of the Company is divided into three classes. There are two directors currently serving in Class I. There are three directors currently serving in each of Class II and III. Each director serves for a three-year term, with one class of directors being elected at each Annual Meeting. The term of each Class III Director will expire at this Annual Meeting. All directors will hold office until their successors have been duly elected and qualified. Dr. W. Steve Albrecht and Dr. Marye Anne Fox currently serve as the Class I Directors; General H. Hugh Shelton, U.S. Army Retired, Eugene J. McDonald and Matthew J. Szulik currently serve as Class II Directors; and William S. Kaiser, Edward R Kozel and Robert F. Young currently serve as Class III Directors.

The nominees for Class III Director are William S. Kaiser, Edward R. Kozel and Robert F. Young, each of whom currently serves as a Class III Director of the Company. Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for these nominees will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies may be voted for the election of some other person, or for fixing the number of directors at a lesser number.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” ELECTING THE THREE NOMINEES FOR CLASS III

DIRECTORS FOR TERMS OF THREE YEARS EACH.

ITEM NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent certified public accountants, to serve as principal accountants for the fiscal year ending February 28, 2006. It is expected that a member of the firm will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Although stockholder ratification of the Company’s independent public accountants is not required under Delaware law or under the Company’s Amended and Restated Certificate of Incorporation or its Amended and Restated By-Laws, the Board of Directors believes it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the fiscal year ending February 28, 2006, the Board of Directors will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent public accountants for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

Independent Auditor’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, the Company’s independent accountant, billed to the Company for each of the last two fiscal years.

Fee Category	Fiscal Year Ended February 28, 2005	Fiscal Year Ended February 29, 2004
Audit Fees (1)	$1,587,725.00	$361,045
Audit-Related Fees (2)	$28,325.00	$319,275
Tax Fees (3)	$10,805.00	$750
All Other Fees	$—	$—

Total Fees	$1,626,855.00	$681,070

(1)	Audit fees consist of fees for the audit of the Company’s financial statements, the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of the Company’s financial statements and which are not reported under “Audit Fees.” For the fiscal year ended February 28, 2005 and February 29, 2004, these services relate to services provided in connection with registration statements filed to register shares, the Company’s acquisition of Sistina Software, Inc, and the Company’s $600 million convertible debt offering in January 2004.
(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Payroll tax planning accounted for all of the total tax fees billed for the fiscal year ended February 28, 2005 and tax compliance services, which relate to the preparation of original and amended tax returns, accounted for all of the total tax fees billed in the fiscal year ended February 29, 2004.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent auditor. This policy generally provides that the Company will not engage its independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent auditor during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent auditor. The Audit Committee may delegate this pre-approval authority to other individual members of the Audit Committee from time to time. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

OTHER MATTERS

Stockholder Proposals

Under Rule 14a-8 under the Exchange Act, stockholder proposals intended for inclusion in next year’s proxy statement must be directed to Corporate Secretary, Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606, and must be received by February 28, 2006. If the Company does not receive stockholder proposals by this date, the proxies that the Board of Directors solicits for the 2006 annual meeting will have discretionary authority to vote on the stockholders’ proposals if they are properly brought before the 2006 annual meeting.

Proposals of stockholders intended to be presented at the Company’s 2006 Annual Meeting of Stockholders but that do not comply with the requirements for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive offices no later than the close of business on February 28, 2006 (the one hundred twentieth (120th) day prior to the first anniversary of the date of this Proxy Statement) nor earlier than the close of business on January 28, 2006 (the one hundred fiftieth (150th) day prior to the first anniversary of the date of this Proxy Statement).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of a registered class of the Company’s equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on the Company’s review of the copies of such filings received by the Company with respect to the fiscal year ended February 28, 2005, the Company believes that all filings required to be made by Reporting Persons in the fiscal year ended February 28, 2005 were timely made, with the following exceptions: Mr. Szulik sold 10,000 shares of Common Stock on October 29, 2003, which transaction was reported on a Form 4 filed on October 22, 2004.

Householding

Red Hat is delivering only one copy of this Proxy Statement to stockholders who share an address unless such stockholders have notified Red Hat of the desire to receive multiple copies of the Proxy Statement.

Upon oral or written request, Red Hat will promptly deliver a separate copy of the Proxy Statement to any stockholder who shares an address with another stockholder to which address only one copy was mailed. Requests for additional copies should be directed to Investor Relations, by telephone at 919-754-3700 or by mail to Investor Relations, Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606.

Stockholders sharing an address and currently receiving multiple copies of the Proxy Statement may request delivery of only a single copy of the Proxy Statement to such address in the future by telephone at 919-754-3700 or mail to Investor Relations, Red Hat, Inc. 1801 Varsity Drive, Raleigh, North Carolina 27606.

Appendix A

RED HAT, INC.

Annual Meeting of Stockholders to be held on August 26, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Joanne Rohde, Mary Sutton and Charles E. Peters, Jr. and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Red Hat, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on August 26, 2005, at 11:00 a.m. local time, at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 28, 2005, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

SEE REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NOMINEES FOR DIRECTOR AND THE RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS.

1.	To elect three members to the Board of Directors, each to serve for a three-year term as a Class III Director:

NOMINEES:    William S. Kaiser ☐    Edward R. Kozel ☐    Robert F. Young ☐    FOR ALL NOMINEES ☐    WITHHELD FROM ALL NOMINEES ☐

☐ FOR ALL NOMINEES EXCEPT AS NOTED

Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT AS NOTED” and line through the name of each nominee from whom you wish to withhold authority to vote.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending February 28, 2006.

ABSTAIN ☐                                                                 FOR ☐                                                                 AGAINST ☐

The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

_____	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
________________________________________
________________________________________

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by an authorized person.

________________________________________	________________________________________
Signature of Stockholder	Signature if held jointly

Date: , 2005

PLEASE COMPLETE, SIGN DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, OR OTHERWISE PROVIDE YOUR PROXY BY TELEPHONE OR THE INTERNET.

I/We will attend the meeting. YES    ☐    NO    ☐